Exhibit 1.1

CS DIAGNOSTICS CORP. OTCQB-

CSDX

INDEX TO FINANCIAL STATEMENTS

Balance Sheets as of March 31, 2025, and December 31, 2024
Statements of Operations for the Three months period ended March 31, 2025, and March 31, 2024
Statements of Stockholders’ Equity for Three months period ended March 31, 2025, and March 31, 2024
Statements of Cash Flows for the Three months period ended March 31, 2025, and March 31, 2024
Notes to the Financial Statements

CS DIAGNOSTICS CORP. CSDX

BALANCE SHEET FOR THE PERIOD ENDED March 31 2025

	March 31, 2025	December 31, 2024

	Un-Audited	Audited
Assets

Current Assets

Cash	51,386	501
Other Receivables	54,726	-
Total Current Assets	$106,112	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,506,112	$499,400,501

Liabilities and Stockholders’ Deficit

Current Liabilities

Account Payables	2,931	1,428

Non-current liabilities	72,000	-

Total Liabilities	$74,931	$1,428

Shareholder's Deficit

Common stock, $0.00001 par value; 250,000,000 shares authorized,137,340,200 shares issued and outstanding as of March 31, 2025	1,373	1,373

Preferred stock Series A, $0.00001 par value;5,000 shares authorized, 10 shares issued and outstanding as of March 31, 2025	-	-

Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of March 31, 2025	2,000	2,000

Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2025	40	-

Additional paid-in capital	504,163,629	504,163,629

Accumulated deficit	(4,735,861)	(4,767,928)

Total Stockholders’ Deficit	$499,431,181	$499,399,073

Total Liabilities and Stockholders' Deficit	$499,506,112	$499,400,501

The accompanying notes are an integral part of these financial statements.

This is an unaudited financial statement, can be subject to minor changes upon Auditor review

CS DIAGNOSTICS CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED March 31, 2025

	For the Three Months Ended March 31st
	2025	2024

Revenue	70,420	53,258

Revenue	$70,420	$53,258

Operating Expenses

Professional Fee	16,519	44,555
General & Administrative Expenses	21,834	140
Total Operating expenses	38,353	8,564

Income/(loss) from Operations	$32,067	$8,564

Other Income / (Expense)	-	-
Debt Written off	-	-

Net Income / (loss)	$32,067	$0.00

Basic and diluted loss per share	0.00	0.00

basic and diluted loss weighted average shares	137,340,200	110,790,200

The accompanying notes are an integral part of these financial statements.

This is an unaudited financial statement, can be subject to minor changes upon Auditor review

CS DIAGNOSTICS CORP.

STATEMENT OF STOCKHOLDERS (DEFICIT)

FOR THE PERIOD ENDED March 31, 2025

	Preferred Stock B		Preferred Stock C		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balance, January 1, 2024	20,000,000	$2,000	$0	$0	110,790,200	$1,018	$504,173,122	$(4,798,689)	$449,407,450

Reversed Stock Split	-	-			-	-	-	-	-

Shares Issued/Converted	(1,325)	$0	$0	$0	26,500,000	$355	$(9,493)	-	$(9,138)

Net income (loss) for the year	-	-			-	-	-	$761	$761

Balance, December 31, 2024	19,998,675	$2,000	$0	$0	137,290,200	$1,373	$504,163,629	$(4,767,928)	$449,399,073

Balance, January 1st, 2025	19,998,675	2,000	0	0	137,290,200	1,373	504,163,629	(4,767,928)	449,399,073

Shares Issued/Converted	(6,100)		4,000,000	$40	50,000

Net income (loss) for the period ended March 31,2025								$32,067	$32,067

Shares Issued in acquisition of Assets

Balance, March 31, 2025	19,992,575	2,000	4,000,000	40	137,340,200	1,373	504,163,629	(4,735,861)	449,431,181

The accompanying notes are an integral part of these financial statements.

This is an unaudited financial statement, can be subject to minor changes upon Auditor review

CS DIAGNOSTICS CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD ENDED March 31, 2025

	For the Three Months Ended March 31st
	2025	2024
Cash flows from operating activities

Net profit/ (loss)	32,067	8,564

Adjustment to reconcile net loss to net cash used in operating activities

Changes in assets and liabilities

Other Receivables	21,750	-

Account payables	(2,931)	(11,248)

Net cash used in operating activities	$50,886	$(2,684)

Cash flows from investing activities

Intangible Asset	-	-

Net cash provided by Investing activities	0	-

Cash flows from financing activities

Additional Capital Paid Up		-
Loan forgiven	-	-

Net cash provided by financing activities	0	-

Net increase /(decrease) in cash	50,886	(2,684)
Cash beginning of period	501	20,363

Cash end of period	$51,387	$17,679

The accompanying notes are an integral part of these financial statements.

This is an unaudited financial statement, can be subject to minor changes upon Auditor review